EXHIBIT 4.3

AMENDED AND RESTATED STOCK OPTION PLAN
AS OF NOVEMBER 30, 2020

TERAXION INC.

1.	INTRODUCTION

1.1	Purpose

The purpose of the Stock Option Plan (the “Plan”) is to contribute to the growth and progress of TeraXion inc. (the “Company”) by fostering active participation to its success through the acquisition of shares of the Company.

2.	GRANT AND EXERCISE OF OPTIONS

2.1	Grant of options

Plan options shall be granted by resolutions of the board of directors. Participation in the Plan shall be voluntary and recorded in an acknowledgment of receipt from the beneficiary in the form attached hereto as Schedule A.

The options may be granted under the Plan to beneficiaries holding the following positions:

a)	any employee of the Company who, according to the board of directors and on the recommendation of the President of the Company, is in a position to contribute to the success of the Company;

b)	the directors of the Company;

c)	members of a committee created by the board of director; and

d)	consultants providing services to the Company.

The number of shares issued under the Plan offered to each beneficiary shall be determined according to the beneficiary’s potential and contribution to the success of the Company. However, the maximum number of shares issued to all the directors of the Company under this Plan shall not exceed 2% of the shares issued and outstanding on the date hereof.

Directors and employees working for the Company or affiliates whose control is exclusively held by the Company shall be eligible to the grant of options under the Plan, regardless of their respective position within the Company.

2.2	Number of shares and options already granted

A total of 1,910,258 Class B shares have been reserved for issuance under the Plan by the Company. In the event that the options granted under the Plan are surrendered, cancelled or expire without having been exercised, in whole or in part, new options on unsold shares due to unexercised options may be granted.

“Shares” means Class B shares of the Company as described in the articles of amendment of the Company dated September 1, 2017.

2.3	Purchase price

The purchase price payable upon the exercise of an option shall be determined by the board of directors of the Company but may at no time be less than the Deemed Value of said Share at the time the option is granted. If the Shares are listed on a stock exchange, the purchase price per Share shall not be less than the most recent price of the common shares at the close of any stock exchange prior to the grant of the options. If the Shares are listed on more than one stock exchange on that date, the purchase price of an option shall be the higher of the closing prices of those stock exchanges.

For the purposes of this Section, the term “Deemed Value” means the fair market value of the Shares, as documented by the vice-president finance, and approved by the board of directors of the Company.

The board of directors may, with the approval of the shareholders as provided for in Section 4.3 of the unanimous shareholders agreement of the Company dated May 20, 2011 (the “USA”), determine a purchase price for the options which is lower than the Deemed Value of the Shares.

Stock Option Plan

TeraXion inc.

2.4	Payment and ownership

The exercise of the options shall be conditional upon receipt by the Company of a written notice stating the number of options exercised, and the execution of the agreements referred to in Section 2.6 and, except in the case of the exercise of a share appreciation right as described in Section 2.9, of the full payment of the purchase price of the Shares to be issued. No beneficiary, nor their representatives, legatees or heirs shall be deemed to be holders of Shares subject to an option under the Plan until certificates representing such Shares have been issued in their name under the Plan.

2.5	Term and vesting of exercise rights

2.5.1	The options granted under the Plan may be exercised under the conditions determined herein up to and including the 10th anniversary of their grant (the “Term”), subject to early termination such as provided for in section 2.8 hereof.

2.5.2	For the options granted between September 7, 2017, and November 1, 2020, the options may be exercised (in each case by rounding the fractions to the nearest unit if necessary) within the Term as follows:

a)	at any time during the Term from September 7, 2021, the beneficiary may exercise up to 30% of all the options issued on the Date of the Grant under the Plan;

b)	at any time during the Term from September 7, 2022, the beneficiary may exercise an additional 40% of all the options issued on the Date of the Grant under the Plan, plus any other options not yet exercised that may be exercised according to paragraph 2.5.2(a); and

c)	at any time during the Term from September 7, 2023, the beneficiary may exercise an additional 30% of all the options issued on the Date of the Grant under the Plan, plus any other options not yet exercised that may be exercised according to paragraphs 2.5.2(a) and 2.5.2(b).

2.5.3	For options granted from November 2, 2020, the options may be exercised (in each case by rounding the fractions to the nearest unit if necessary) within the Term as follows:

a)	at any time during the Term from the date of the first anniversary of the grant of the option (the “Date of the Grant”), the beneficiary may exercise up to 25% of all options issued on the Date of the Grant under the Plan;

b)	at any time during the Term from the date of the second anniversary of the grant of the option, the beneficiary may exercise an additional 25% of all options issued on the Date of the Grant under the Plan, plus any other options not yet exercised that may be exercised according to paragraph 2.5.3(a);

c)	at any time during the Term from the date of the third anniversary of the grant of options, the beneficiary may exercise an additional 25% of all options issued on the Date of the Grant under the Plan, plus any other options not yet exercised that may be exercised according to paragraphs 2.5.3(a) and 2.5.3(b); and

d)	at any time during the Term from the date of the fourth anniversary of the grant of options, the beneficiary may exercise an additional 25% of all options issued on the Date of the Grant under the Plan, plus any other options not yet exercised that may be exercised according to paragraphs 2.5.3(a), 2.5.3(b) and 2.5.3.(c).

2.5.4	In the event of a Liquidity Event, the right to exercise the options as well as the Term shall be automatically accelerated so that the beneficiary may exercise all the options granted to the beneficiary immediately before the closing of the Liquidity Event or concurrently. If the beneficiary does not exercise all the beneficiary’s options, all unexercised options shall be automatically cancelled concurrently upon the closing of the Liquidity Event. At least 15 days before the scheduled closing of the Liquidity Event, the board of directors of the Company shall send a notice to the beneficiary advising the beneficiary of the possible closing of a Liquidity Event and of the acceleration of the right to exercise the options as well as the Term if the Liquidity Event closes.

Stock Option Plan

TeraXion inc.

2.5.5	When granting options, the board of directors may, with the approval of the shareholders as provided for in Section 4 of the USA, determine an exercise period for the options that is different from what is provided for in paragraphs 2.5.3(a), 2.5.3.(b), 2.5.3.(c) or 2.5.3.(d) hereof.

“Liquidity Event” means (i) a merger, consolidation, combination or restructuring of the Company’s capital as a result of which the shareholders of the Company immediately before such an event hold less than 50% of the issued and outstanding voting shares of the Company (or any entity resulting from the merger, consolidation, combination or restructuring) immediately following such event, (ii) the sale or other disposition of shares of the Company as a result of which the shareholders of the Company immediately prior to such sale or disposition hold less than 50% of the issued and outstanding voting shares of the Company immediately after such sale or disposition, (iii) a sale, exchange, transfer or other disposition (including through a merger, consolidation or otherwise) of all or substantially all of the assets of the Company, (iv) a public offering of shares by the Company, or (v) any significant transaction for the Company which is determined by the board of directors with the approval of the shareholders as provided for in Section 4 of the USA, as being equivalent to a Liquidity Event

2.6	Purchase Right Agreement

As a condition to the exercise of the option, the beneficiary shall, at the request of the Company, become a party to any unanimous shareholders agreement of the Company then in force or to any other agreement that may in any way govern the ownership of Shares as well as the exercise of the voting rights attached thereto and shall execute all the documents required in order to be bound by this unanimous shareholders agreement or any other agreement that may in any way govern the ownership of Shares as well as the exercise of the voting rights attached thereto.

In addition, the beneficiary shall execute the Purchase Right Agreement (as it may be amended from time to time), a copy of which is attached as Schedule B and the Certificate of intervention to the Unanimous Shareholders Agreement attached hereto as Schedule C. Moreover, the board of directors may require that a beneficiary intervene and be bound by the agreement between shareholders dated May 20, 2011, and to the USA, instead of the purchase right agreement.

2.7	Restrictions on the exercise of options

No option may be exercised unless the beneficiary has, until the date of exercise, been a director or an employee of the Company, as the case may be, without interruption since the grant of the options. Sick leave or maternity leave with the approval of the Company shall not be considered an interruption within the meaning of the Plan.

2.8	Early termination

The Term shall end before the 10th anniversary of the grant of options if the beneficiary ceases its activities for any reason whatsoever, including death.

The beneficiary shall benefit from an additional period of 60 days following the end of their employment or functions to exercise the portion of the beneficiary’s options exercisable on the date of their resignation or dismissal without cause, failing which the options shall be automatically cancelled. Options not exercisable on the date of termination of employment shall be automatically cancelled. In the event of dismissal of the beneficiary for cause, all the beneficiary’s options (exercisable or not) shall be automatically cancelled on the date of the beneficiary’s dismissal.

In the event of the beneficiary’s retirement, the board of directors may, at the time of the beneficiary’s retirement, and in its entire discretion, with the approval of the shareholders as provided for in Section 4 of the USA, determine terms for the exercise of options that are different than those provided herein.

If a beneficiary dies or is subject to Permanent Incapacity while in office or during the 60-day extension period mentioned above, the beneficiary’s estate or proxy shall have 6 months from the date of death or Permanent Incapacity to exercise any option exercisable at the time of death or Permanent Incapacity, failing which the options shall be automatically cancelled. Options that cannot be exercised at the time of death or Permanent Incapacity shall be automatically cancelled.

“Permanent Incapacity” means a physical or mental incapacity or any illness of a consecutive duration of more than 6 months, or cumulative of 12 months over a consecutive period of 36 months, preventing the person concerned from conducting their usual activities and perform their normal duties for the Company. This incapacity or illness must be established by a medical certificate, it being understood that the beneficiary concerned consents in advance to be examined upon request in such a case by an expert chosen by the Company.”

Stock Option Plan

TeraXion inc.

2.9	Appreciation right

In case of a Liquidity Event, a beneficiary authorized to exercise an option under the Plan may, at their sole discretion, and by making a request to the board of directors, be entitled to share appreciation rights (the “SAR”) allowing the beneficiary to surrender the option and, instead of receiving the shares corresponding to the cancelled option (the “Cancelled Shares”), to receive either (i) the number of shares, disregarding fractions, of which the aggregate value (which value shall be calculated on the basis of the value of the shares of the Company in the context of the Liquidity Event (the “Reference Value”)) is equal to the difference between the value of the shares that could have been issued to the beneficiary under the terms of the Cancelled Shares (which value shall be calculated on the basis of the Reference Value) and their total purchase price, or (ii) a cash payment corresponding to said difference.

2.10	Adjustment of the number of shares

In case of a change in the share capital of the Company, either through the subdivision, consolidation or exchange of shares or otherwise, the number of shares available under the Plan, the shares subject to the options and the price of these options shall be adjusted accordingly by the board of directors and the adjustment shall be effective and enforceable for the purposes of the Plan.

2.11	Merger

If the Company were to become part of another corporation, all the Shares eligible for the exercise of options granted under the Plan shall be converted into securities or cash for an amount corresponding to the amount that the beneficiary would have received had the beneficiary exercised their options immediately prior to the registration date of such merger, and the purchase price shall be adjusted accordingly by the board of directors and the adjustment shall be effective and enforceable for the purposes of the Plan.

3.	GENERAL PROVISIONS

3.1	Non-transferable options

The benefits, rights and options accumulated by any beneficiary under the terms and conditions of the Plan are not transferable to any beneficiary who is a natural person, any such benefit, right or option may only be exercised by the beneficiary during such beneficiary’s lifetime.

3.2	No right to employment

Nothing in the Plan grants a beneficiary any right relating to employment or continued employment within the Company or an affiliate, or in any way affects the right of the Company to terminate the employment of the beneficiary at any time.

3.3	Register

The Company must keep a register in which is recorded:

a)	the name and address of each beneficiary; and

b)	the number of options granted to each of the beneficiaries and the number of outstanding options.

Stock Option Plan

TeraXion inc.

3.4	Approval

The Company’s obligation to issue and deliver Shares under the Plan shall be subject to the approval of any stock exchange or regulatory authority having jurisdiction over the securities of the Company. If the Shares cannot be issued to a beneficiary for any reason whatsoever, the Company’s obligation to issue such Shares shall cease and the beneficiary’s contribution as well as any option price paid and held in trust shall be returned to them.

3.5	Plan management and amendments

The Plan shall be administered by the human resources and governance committee of the board of directors of the Company. The board of directors shall have full authority to interpret the Plan and may from time to time establish, amend or cancel any rules required to carry out the Plan and such interpretation of the Plan shall be final and conclusive. Any administrative costs relating to the Plan shall be paid by the Company. The officers of the Company will be authorized and are given instructions to do anything and to sign and deliver all documents, undertakings and all demands and writings they consider necessary, in their sole discretion, for the execution of the Plan and the rules established for its management.

The board of directors reserves the right to amend, modify or terminate the Plan at any time, at its sole discretion, as it sees fit. However, any amendment to the Plan shall only be effective following the approval of the shareholders in accordance with the terms set out in the USA. Any amendment or provision of the Plan shall be approved by the stock exchange or regulatory authority having jurisdiction over the securities of the Company.

3.6	No representation or warranty

The Company makes no representations or warranties as to the future market value of the shares issued under the provisions of the Plan.

3.7	Interpretation

Words importing the masculine gender include the feminine gender and vice a versa.

3.8	Jurisdiction

The Plan is governed by and interpreted in accordance with the laws of the province of Quebec, Canada, and the Plan is subject to the jurisdiction of the courts of the province of Quebec, Canada.

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